Exhibit 15.1

27 July, 2015

Matter No.:821355

Doc Ref: 101950513

+852 2842 9531

Anna.Chong@conyersdill.com

Charissa.Ball@conyersdill.com

The Directors

iKang Healthcare Group, Inc.

B-6F Shimao Tower

92A Jianguo Road

Chaoyang District

Beijing 100022

People’s Republic of China

Dear Sirs,

Re: iKang Healthcare Group, Inc. (the “Company”)

We refer to the annual report of the Company for the fiscal year ended 31 March, 2015 on Form 20-F filed pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 27 July, 2015 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the annual report of the Company on Form 20-F with the U.S. Securities Exchange Commission and to the inclusion therein of the reference to our name on page 85 of the annual report under the heading “Cayman Islands Taxation” in the form and context in which they appear.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman